Exhibit 99.1

Contact:	Robert S. Breuil
(650) 864-7431

AEROGEN, INC. REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Mountain View, CA, May 13, 2005 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months ended March 31, 2005.  The net loss attributable to common stockholders for the three months ended March 31, 2005 was $0.8 million, or $0.13 per share, compared with a net loss of $11.9 million, or $2.66 per share, for the same period in 2004.

The results for the three months ended March 31, 2004 included a charge of $6.4 million, or $1.45 per share, reflecting a deemed dividend imputed from the difference between the allocated proceeds and the conversion value of the Company’s Series A-1 Convertible Preferred Stock that was issued during the first half of 2004.  There were no deemed dividends in the three months ended March 31, 2005.

The terms of the Series A-1 Convertible Preferred Stock provide for a dividend, at the rate of 6% per year, to be paid quarterly in cash or Aerogen common stock, at the Company’s election, to each holder of Series A-1 Convertible Preferred Stock.  During the three months ended March 31, 2005 and 2004, the Company elected to pay this dividend in Aerogen common stock, resulting in charges related to ordinary dividends of $0.4 million, or $0.07 per share, and $20,000, or $0.00 per share, respectively.

The gain from the decline in the fair market value of the liability associated with outstanding warrants was $4.0 million for the three months ended March 31, 2005, as compared to a loss of $1.1 million for the same period in 2004.  The gain in 2005 was due to a decline in the market value of the Company’s common stock in the first quarter of 2005 while the loss in 2004 was due to an increase in the market value of its common stock in the first quarter of 2004.

Aerogen’s cash balance as of March 31, 2005 was $13.6 million.  Based on current expectations of sales and royalty levels and operating costs, existing capital resources will not enable the Company to maintain current and planned operations beyond the first quarter of 2006; however, if certain expected product sales and/or royalties are not realized, the current cash balance may not sustain planned operations beyond the middle of the fourth quarter of 2005. The Company is pursuing a number of alternatives to maximize stockholder value, including strategic transactions, collaborative partnerships and the licensing or sale of certain of our intellectual property. If these efforts are not successful, the Company will need to raise additional capital before the end of 2005 in order to continue operations. Licensing or collaborative arrangements, if necessary to raise additional funds, may require Aerogen to relinquish rights to certain of its products or technologies, or desirable marketing territories, or all of these.

Revenues for the three months ended March 31, 2005 were $1.6 million, compared with $1.1 million for the same period in 2004.  The 45% increase in revenues for the three-month period ending March 31, 2005, as compared with the same period in 2004, primarily resulted from an increase in product sales of the Aeroneb® Professional Nebulizer System (“Aeroneb Pro”) and royalties associated with a large consumer products company’s sales of an air freshener incorporating our aerosol generator technology.  The increase in Aeroneb Pro sales was slightly offset by a decrease in the sales of our OnQ® Aerosol Generators to Evo Medical Solutions (“Evo”) (formerly Medical Industries America) in the three months ended March 31, 2005, as compared to the same period in 2004.  There were no shipments to Evo during January or

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February 2005, but shipments resumed in March 2005, after design and manufacturing changes were implemented.

Cost of products sold for the three months ended March 31, 2005 was $1.0 million, compared with $0.7 million for the same period in 2004.  Cost of products sold increased as a percentage of product sales for the three months ended March 31, 2005 as compared to the same period in 2004, primarily as a result of reserves recognized on excess inventories created by a new product design.

Research and development expenses for the three months ended March 31, 2005 were $3.1 million, compared with $1.9 million for the same period in 2004.  The increase in research and development spending in the three-month period ended March 31, 2005, as compared with the same period of 2004, was primarily due to increased spending related to initiation of a Phase 2 clinical trial for our aerosolized antibiotic product.

Selling, general and administrative expenses for the three months ended March 31, 2005 were $1.7 million, as compared with $2.0 million for the same period in 2004. The decrease in selling, general and administrative spending in the three-month period ended March 31, 2005, as compared with the same period of 2004, was primarily due to decreased legal expenses related to the lease restructuring and financing activities during the first quarter of 2004, partially offset by increases in market research spending related to our aerosolized antibiotic product, and recruiting costs related to the search for a new CEO initiated during the first quarter of 2005.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen’s Aeroneb Professional Nebulizer System is marketed world-wide for use in hospitals.  Aerogen’s Aeroneb Go Nebulizer for home use is currently marketed in the U.S., Japan and certain European countries.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen’s control and other uncertainties, and are subject to various risk factors that could cause Aerogen’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen’s reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”) on April 19, 2005. Aerogen does not undertake any obligation to update forward-looking statements.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ATTACHED

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Aerogen, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Revenues:
Product sales	$1,074	$849
Research and development	32	—
Royalty and other	531	250
Total revenues	1,637	1,099

Costs and expenses:
Cost of products sold	977	737
Research and development	3,107	1,933
Selling, general and administrative	1,726	2,005
Total costs and expenses	5,810	4,675

Loss from operations	(4,173)	(3,576)

Interest income (expense), net	86	(560)
Decrease (increase) in warrant liability	3,963	(1,060)
Other expense, net	(208)	(219)

Net loss	(332)	(5,415)

Dividends related to convertible preferred stock	(429)	(6,460)

Net loss attributable to common stockholders	$(761)	$(11,875)

Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(2.66)

Weighted - average shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,872	4,456

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Aerogen, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,571	$16,883
Accounts receivable	734	1,225
Inventories, net	803	775
Prepaid expenses and other current assets	756	942
Total current assets	15,864	19,825

Property and equipment, net	2,977	2,964
Goodwill	1,827	1,951
Intangible assets	159	147
Other assets	539	868
Total assets	$21,366	$25,755

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,077	$1,043
Deferred revenue, current	375	500
Dividend payable	429	1,094
Accrued liabilities	1,773	1,873
Total current liabilities	3,654	4,510

Deferred rent	264	234
Deferred revenue, non-current	1,901	1,848
Warrant liability	6,333	10,296
Other long-term liabilities	253	267
Total liabilities	12,405	17,155

Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value $0.001:
Authorized: 5,000 shares; issued and outstanding:
952 and 1,194 shares at March 31, 2005 and December 31, 2004, respectively	13,722	15,749

Stockholders’ deficit:
Common stock, par value $0.001:
Authorized: 95,000 shares; issued and outstanding:
7,299 and 5,318 shares at March 31, 2005 and December 31, 2004, respectively	7	6
Additional paid-in capital	114,388	111,691
Notes receivable from stockholders	(279)	(292)
Accumulated other comprehensive income	1,001	991
Accumulated deficit	(119,878)	(119,545)
Total stockholders’ deficit	(4,761)	(7,149)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$21,366	$25,755

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